                                                                                                       Exhibit 33b

                                                 Durel Corporation
                                                Statement of Income
                                              (Dollars in thousands)



                                                                                For the Nine-
                                                                          Months Ended September 28,
                                                                                     2003
                                                                                 (unaudited)
                                                                         -----------------------------
                                                                         -----------------------------

            Net sales                                                                  $51,331
            Cost of goods sold                                                          29,243
                                                                         -----------------------------
                                                                         -----------------------------

            Gross Profit                                                                22,088

            Costs and expenses:
                 Selling and administrative                                              6,377
                 Research and development                                                2,410
                                                                         -----------------------------
                                                                         -----------------------------

            Income from operations                                                      13,301

            Other (expense) income:
                 Interest income                                                            77
                 Other                                                                   (154)
                                                                         -----------------------------
                                                                         -----------------------------

            Income before income taxes                                                  13,224
            Provision for income taxes                                                 (3,968)
                                                                         -----------------------------
                                                                         -----------------------------

            Net income                                                                  $9,256
                                                                         =============================
                                                                         =============================





   The accompanying notes are an integral part of these financial statements.



                                                 Durel Corporation
                                              Statement of Cash Flows
                                              (Dollars in thousands)




                                                                                      For the Nine-
                                                                               Months Ended September 28,
                                                                                          2003
                                                                                       (unaudited)
                                                                              ------------------------------
                                                                              ------------------------------

        Operating Activities
        Net income                                                                           $9,256
        Adjustments to reconcile net income to net cash provided by operating activities:
                  Depreciation                                                                2,201
                  Changes in operating assets and liabilities:
                       Accounts receivable                                                    3,212
                       Inventories                                                            1,751
                       Prepaid expenses and other                                             (285)
                       Accounts payable and accrued liabilities                             (4,421)
                                                                              ------------------------------
                                                                              ------------------------------

        Net cash provided by operating activities                                            11,714

        Investing Activities
        Purchase of property, plant and equipment                                             (328)
                                                                              ------------------------------
                                                                              ------------------------------
        Net cash used in investing activities                                                 (328)

        Financing Activities
        Repayments of borrowings from shareholders                                            (656)
        Dividends to shareholders                                                           (6,000)
                                                                              ------------------------------
                                                                              ------------------------------

        Net cash used in financing activities                                               (6,656)
                                                                              ------------------------------
                                                                              ------------------------------

        Net increase in cash and cash equivalents                                             4,730
        Cash and cash equivalents at the beginning of the
            period                                                                            3,614
                                                                              ------------------------------
                                                                              ------------------------------

        Cash and cash equivalents and the end of the period                                  $8,344
                                                                              ==============================



   The accompanying notes are an integral part of these financial statements.


Durel Corporation
Notes to Financial Statements

1.       Accounting Policies

Description of Business

Durel Corporation (the "Company") was incorporated on June 1, 1988, in the state of Delaware. The Company operates in one operating segment and engages primarily in the research, development, manufacture and sale of electroluminescent products. The Company is a joint venture of Rogers Corporation and Minnesota Mining and Manufacturing Company (the "Shareholders"), with each owning 50% of the outstanding common stock.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized upon delivery of goods to customers, when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured.

Shipping Costs

Costs of shipping products to customers are included in costs of goods sold.

2.       Transactions with Shareholders

In connection with the sale of the Company's products, the Company reimburses one of the Shareholders for selling costs and pays no commission. Selling costs reimbursed to this Shareholder were approximately $235,000 for the nine-month period ended September 28, 2003. The other Shareholder bears a large portion of all selling costs and receives a commission ranging from 2.5 to 5 percent. Commissions earned by this Shareholder were approximately $2,149,000 for the nine-month period ended September 28, 2003.

The financial statements of the Company include allocations from the Shareholders for direct expenditures made on its behalf. In addition, the Shareholders have charged the Company costs for research and development, marketing, and general corporate overhead based upon estimates of expenses incurred for the benefit of the Company. Amounts paid to the shareholders for these respective costs were approximately $352,000 for the nine-month period ended September 28, 2003.

In February 2003, the Company paid the Shareholders $656,557 to satisfy its obligation under a long-term payable to the Shareholders that represented charges for past services provided by the Shareholders to the Company.

3.       Income Taxes

Durel's effective tax rate was 30% for the first nine months of 2003. The effective tax rate is lower than the statutory rate due to various tax benefits, including nontaxable foreign sales income and research and development credits. Income taxes paid were $5.6 million in the first nine months of 2003.

4.       Concentrations of Credit Risk

The Company's revenue is derived from customer primarily in North America, the Pacific Rim and Europe. The amount of total export sales by geographic area was as follows:

                                                Nine Month
                                        Period Ended September 28,
                                                   2003
                                       ------------------------------
                                       ------------------------------
Pacific Rim                                       $ 41,904,302
Europe                                                 621,043
Other                                                  269,505
                                       ------------------------------
                                       ------------------------------
Total export sales                                $ 42,794,850
                                       ==============================

The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The following individual customers comprised more than 10 percent of net sales and accounts receivable:


                                                Nine Month
                                        Period Ended September 28,
                                                   2003
                                       ------------------------------
                                       ------------------------------
Net Sales:
  Customer:
    A                                                  26%
    B                                                 12
                                       ------------------------------
                                                       38%
                                       ==============================
                                       ==============================
Net accounts receivable:
  Customer:
    A                                                  37%
    B                                                 13
                                       ------------------------------
                                                       50%
                                       ==============================

5.       Retirement Plan

The Company sponsors a noncontributory defined benefit pension plan (the "Plan") covering all employees meeting eligibility requirements. The information presented below is as of December 28, 2003 (subsequent to the September 30, 2003 acquisition by Rogers Corporation ("Rogers")) and represents the amounts used related to Durel in Rogers' 2003 annual report.

                                                                                   2003
                                                                        -----------------------
                                                                        -----------------------
Change in Benefit Obligation:
  Benefit obligation at beginning of year                                         $      -
  Service cost                                                                     129,756
  Interest cost                                                                    241,469
  Benefit payments                                                               (111,284)
  Acquisitions                                                                   4,698,717
                                                                        -----------------------
                                                                        -----------------------
  Benefit obligation at end of year                                            $ 4,958,658
                                                                        =======================
                                                                        =======================

Change in plan assets:
  Fair value of plan assets at beginning of year                                  $      -
  Actual return on plan assets                                                     408,138
  Benefit payments                                                               (111,284)
  Acquisitions                                                                   3,281,829
                                                                        -----------------------
                                                                        -----------------------
  Fair value of plan assets at end of year                                     $ 3,578,683
                                                                        =======================
                                                                        =======================

Reconciliation of funded status:
  Funded status                                                               $(1,379,975)
  Unrecognized gain                                                              (335,549)
                                                                        -----------------------
                                                                        -----------------------
  Net amount recognized at end of year                                        $(1,715,524)
                                                                        =======================

Amounts recognized in the statement of financial position consist of:
  Accrued benefit liability                                                      $ (1,715,524)
                                                                        -----------------------
                                                                        -----------------------
  Net amount recognized at year end                                              $ (1,715,524)
                                                                        =======================
                                                                        =======================

Components of pension cost:
  Service cost                                                                     $   129,756
  Interest cost                                                                        241,469
  Expected return on plan assets                                                      (72,589)
                                                                        -----------------------
                                                                        -----------------------
Net periodic pension cost                                                          $   298,636
                                                                        =======================
                                                                        =======================

Assumptions:
  Discount rate                                                                          5.20%
  Expected return on plan assets                                                         9.00%



Rogers Corporation terminated the Durel pension plan effective December 31,2003 and eligible Durel employees will be able to participate in Rogers' defined benefit pension plan starting on January 1, 2004. Former Durel plan participants will have the option of either rolling over their pension into the Rogers 401(k) plan, an individual retirement account, or an annuity, or taking a lump-sum distribution.

6.       Employee Benefit Plans

The Company maintains a 4 01(k) Retirement Plan (the "401(k) Plan") covering all employees effective upon hire. Under the terms of the 401(k) Plan, employees may contribute up to 18 percent of their annual compensation, subject to Internal Revenue Service limitations. During the 9 month period ended September 28, 2003, the Company matched 50 percent of employee contributions up to 6 percent of the employee's compensation for the pay period for which such contribution was made. Contribution expense for the nine-month period ended September 28, 2003 was $164,563. The Company's plan was frozen on December 28, 2003 and eligible Durel employees were accepted into the Rogers' 401(k) plan on December 29, 2003. Durel's plan is in the process of being merged with the Rogers' plan. Rogers anticipates this merger will occur in the second quarter of 2004.

Certain employees also participate in short-term and long-term incentive plans (the "Incentive Plans"). Under the terms of the Incentive Plans, eligible employees are compensated based on profits, as defined, and the cumulative return on investment of the Company, as defined, as well as an additional compensation component based on the appreciation in the prices of the Shareholders' stock. The Company recognized expense of $934,077 for the nine month period ended September 28, 2003. As a result of the Company's acquisition, Rogers paid out amounts owed to participating employees in the first quarter of 2004. Durel employees are now eligible to participate in the various short- and long-term incentive plans offered by Rogers.

7.       Contingencies

The nature and scope of the Company's business bring it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation, including environmental and product liability matters that are defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that any such matters, after taking into account insurance coverage and the aforementioned accruals, would have a material adverse effect on the financial position of the Company.

8.       Subsequent Events

On September 30, 2003, Rogers Corporation acquired from 3M Company ("3M") its 50% interest in Durel giving Rogers a 100% ownership interest in Durel. Effective September 30, 2003, Durel's operations were fully integrated and consolidated into Rogers.